EXHIBIT 6
         to SCHEDULE 13D


                       [Letterhead of Penton Media, Inc.]


                                                March 18, 2002

National City Bank
Corporate Trust Administration
629 Euclid Avenue, Suite 635
Cleveland, Ohio 44114

Attention:  Laura Kress


                     Re: AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Ladies and Gentlemen:

         Pursuant to Section 27 of the Rights Agreement (the "Rights Agreement"), dated as of June 9, 2000, between Penton Media, Inc. (the "Company"), and National City Bank, as successor rights agent to Harris Trust and Savings Bank, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows:

         1. Section 1(a) of the Rights Agreement is hereby amended by adding the following paragraphs to the end of Section 1(a):

         "Notwithstanding the foregoing, no Investor (as defined in Section 1
         (gg)), or any Affiliate or Associate of an Investor, shall become an Acquiring Person solely as a result of the approval, execution or delivery of the Purchase Agreement (as defined in Section 1(ii)) or the Ancillary Documents (as defined in Section 1(dd)) or the consummation of the transactions contemplated by any of them, including without limitation the issuance of the Series B Preferred Stock (as defined in Section 1(ll)) or the Warrants (as defined in Section 1 (mm)) or the conversion of the Series B Preferred Stock or the exercise of the Warrants, in each case, in accordance with the terms thereof, unless and until such time as (i) the Investor, or any Affiliate or Associate of the Investor, thereafter becomes the Beneficial Owner of additional Common Shares other than as a result of the conversion of the Series B Preferred Stock, exercise of the Warrants, acquisitions of equity securities directly from the Company or a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of an Investor.

         In addition, notwithstanding the foregoing, any Person that acquires securities from an Investor (each a "Permitted Transferee"), pursuant to a transfer of securities permitted by Section 6.4 of the Purchase Agreement, (such a transfer, an "Exempt Transfer"), shall not become an Acquiring Person solely as a result of the Exempt Transfer, unless and until such time as (i) such Permitted Transferee or any Affiliate or Associate of such Permitted Transferee thereafter becomes the Beneficial Owner of additional Common Shares other than as a result of an Exempt Transfer, conversion of the Series B Preferred Stock, exercise of the Warrants, acquisitions of equity securities directly from the Company or

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National City Bank
March 18, 2002
Page 2


         as the result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Permitted Transferee."

         2. Section 1(b) of the Rights Agreement is hereby amended by adding the following proviso to the end thereof:

         "PROVIDED FURTHER, HOWEVER, that no Investor will be deemed to be an Affiliate or Associate of another Investor solely because of any agreement contained in, or provision of, the Purchase Agreement, the Certificate of Designations or the Warrants"

         3. Section 1(c) of the Rights Agreement is hereby amended by adding the following at the end of the first proviso and before the second proviso of such Section:

         "or (C) with respect to any Investor, if such beneficial ownership arises solely as a result of any agreement contained in, or provision of, the Purchase Agreement, the Certificate of Designations or the Warrants"

         4. Section 1 of the Rights Agreement is hereby amended by adding the following Subsections (dd), (ee), (ff), (gg), (hh), (ii), (jj), (kk), (ll) and (mm):

         (dd) "Ancillary Documents" means the Registration Rights Agreement, the Warrants, the Certificate of Designations and all other contracts, agreements, schedules, certificates and other documents delivered pursuant to or in connection with the Purchase Agreement by any party thereto at or prior to the closing of the transactions contemplated thereby.

         (ee) "Certificate of Designations" means the Company's Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock designating the rights and preferences of the Series B Preferred Stock.

         (ff) "Exempt Transfer" has the meaning set forth in Section 1(a).

         (gg) "Investor" means any of ABRY Mezzanine Partners, L.P., ABACUS Master Fund, Ltd., Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P., or Sandler Capital Partners V Germany, L.P.

         (hh) "Permitted Transferee" has the meaning set forth in Section 1(a).

         (ii) "Purchase Agreement" means the Amended and Restated Series B Convertible Preferred Stock and Warrant Purchase Agreement, dated as of March 18, 2002, by and among the Company and the Investors.

         (jj) "Registration Rights Agreement" means the Registration Rights Agreement by and among the Company and the Investors to be entered into pursuant to the terms of the Purchase Agreement.

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National City Bank
March 18, 2002
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         (ll) "Series B Preferred Stock" means the Company's Series B
         Convertible Preferred Stock, par value $.01 per share.

         (mm) "Warrants" means the warrants to purchase Common Stock issued to the Investors pursuant to the terms of the Purchase Agreement.

         5. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

         6. Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

         7. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within Delaware.

         8. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         9. This Amendment No. 1 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Purchase Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

         10. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.


                                   Very truly yours,

                                   PENTON MEDIA, INC.


                                   By:  /s/ Preston L. Vice
                                        ---------------------------------------
                                        Name:   Preston L. Vice
                                        Title:  Senior Vice President


                                   Accepted and Agreed to as of the effective time specified above.

                                   NATIONAL CITY BANK


                                   By:  _______________________________________
                                        Name:
                                        Title: